Exhibit 3.1

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
MEDIABIN, INC.

         Pursuant to Section 14-2-1001 of the Georgia Business Corporation Code, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation dated October 28, 1999 (the “Articles of Incorporation”):

I.

         The name of the Corporation is MediaBin, Inc.

II.

         The Articles of Incorporation shall be amended by deleting the first sentence of Article Two in its entirety and substituting the following therefor: “The corporation shall have authority, exercisable by its Board of Directors, to issue up to 200,000,000 shares of common stock, $0.01 par value per share.”

III.

         All other provisions of the Articles of Incorporation shall remain in full force and effect.

IV.

         The above amendment was duly approved by the shareholders of the Corporation on September 11, 2002 in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer, this 25th day of September 2002.

MEDIABIN, INC.
By:	/s/ HAINES H. HARGRETT

Haines H. Hargrett, Secretary